Exhibit 10.34

ADVISORY AND NON-COMPETITION AGREEMENT
This Advisory and Non-Competition Agreement (hereinafter sometimes referred to as the “Agreement”), dated as of October 17, 2018, is by and between Toll Brothers, Inc. (hereinafter “Company”) and Robert I. Toll (hereinafter “RIT”).
WHEREAS, RIT, a founder of the Company, has been a member of the Company’s Board of Directors since its inception, and has been employed by the Company for many years as its Executive Chairman and in various executive capacities;
WHEREAS, RIT desires to resign from the position of Executive Chairman and all other employee positions RIT holds with the Company or any of its subsidiaries;
WHEREAS, RIT, during his many years of service with the Company has gained knowledge and received information concerning the Company’s business and operations;
WHEREAS, the Company desires to have the valuable and special knowledge, expertise and services of RIT available to the Company on a continuing basis after he resigns from the position of Executive Chairman, and the Company further desires that RIT agree, among other things, to preserve the Company’s confidences and not compete with the Company during the term of this Agreement and thereafter to the extent provided herein;
WHEREAS, in recognition of RIT’s continuing contributions to the Company and in exchange for RIT’s covenants contained herein, the Company desires to retain RIT as a strategic advisor and provide him with the benefits contained in this Agreement; and
WHEREAS, the parties mutually wish to enter into this Agreement.
NOW, therefore, in consideration of the mutual obligations and promises contained herein, and intending to be legally bound, the Company and RIT hereby agree as follows:
1.    Recitals. The foregoing recitals are hereby incorporated by reference as if set forth fully herein.
2.    Services; Term, and Title. The employment of RIT shall cease, and RIT hereby resigns from all positions with the Company and its subsidiaries (other than his position as a member of the Board of Directors of the Company), as of October 31, 2018 (the “Employment Termination Date”). During the one (1) year period commencing on the Employment Termination Date and ending October 31, 2019 (hereinafter the “Term”), the

Company agrees to engage RIT as a consultant in the role of Special Advisor, and RIT agrees to make himself available to the Company and, in particular, to the Chairman and Chief Executive Officer of the Company (the “CEO”), to consult with the Company and the CEO concerning matters within his knowledge or expertise. RIT’s services as Special Advisor shall include, among other things:
a.    providing advice, assistance, information and recommendations with regard to suitable investments to be made by the Company relating to or compatible with the real estate industry;
b.    reviewing and providing constructive feedback on the Company’s strategic plans;
c.    advising on business development, brand management, strategic partnerships and alliances, and growth initiatives; and
d.    advising on such other matters as requested by the CEO.
3.    Compensation and Status. In consideration of RIT’s continued availability and services to the Company, as provided in Paragraph 2, hereof, and in further consideration of other agreements of RIT herein, including those set forth in Paragraphs 5, 6, 7, 8 and 9, hereof, the Company agrees to pay RIT at an annualized rate of $1,500,000 for the Term, payable monthly in accordance with the Company’s regular practices for payments to independent contractors. RIT shall perform the services described in Paragraph 2 as an independent contractor. RIT acknowledges his separate responsibility for all federal, state and local withholding taxes, social security taxes and any other federal, state and local taxes required by applicable law or regulation to be paid with respect to amounts payable for the consulting services to be performed hereunder, including benefits and perquisites made available pursuant to Paragraph 4.
4.    Benefits and Perquisites. During the Term, RIT shall be entitled to benefits and perquisites consisting of:
a.    (i) participation in the Company’s broad-based health and dental insurance plans, (ii) a mobile device allowance, and (iii) tax and financial statement preparation assistance, in each case on the same terms and subject to the same conditions as those applicable to the Company’s senior executive officers;

b.    for so long as the Company is headquartered at 250 Gibraltar Road, Horsham, PA, dedicated office space consisting of the same office space provided by the Company to RIT immediately prior to the Employment Termination Date; and
c.    administrative, bookkeeping and driver support services from the personnel set forth on Schedule A.
5.    Termination of Compensation.
a.    Notwithstanding anything to the contrary in Paragraphs 3 and 4, above, the payments provided for under Paragraph 3, and the benefits, perquisites and services provided in Paragraph 4 hereof, shall automatically terminate immediately upon RIT’s death, Disability or discharge for Cause. For purposes of this Agreement, the term (i) “Disability” shall mean the inability of RIT to fully perform his services under Paragraph 2, hereof, due to physical, mental or other illness or limitations during a period of 90 consecutive calendar days during the Term or any 90 business days during any 180 consecutive calendar days during the Term, and (ii) “Cause” shall mean any act of RIT that constitutes embezzlement, theft, commission of a felony or proven dishonesty in the course of his services with the Company, any material violation by RIT of Paragraphs 6, 7, 8 or 9, hereof, or any willful refusal by RIT to perform his services, as described in Paragraph 2, hereof.
b.    RIT’s termination of employment and commencement of the role of Special Advisor hereunder shall not be deemed a “Separation of Service” under the Company’s Supplemental Executive Retirement Plan (“SERP”) solely by reason of RIT’s termination of employment. RIT agrees that the restrictions on competition contained in Section 3.3 of the SERP shall continue to apply during the Restricted Period (as defined below) notwithstanding proviso (i) of Section 3.3 of the SERP.
6.    Non-Compete. During the longer of (i) the Term and (ii) the remaining period of RIT’s service as a Director of the Company (the “Restricted Period”), RIT shall not, without the written consent of the Company, engage in any of the following prohibited activities (which shall be in addition to any restrictions or prohibitions contained in any other agreement between RIT and the Company or in any benefit plan of which RIT is a participant):
a.    RIT shall not (as an individual, principal, agent, employee, director, consultant, advisor or otherwise), directly or indirectly, engage in activities relating to or render services to any firm or business in the homebuilding business or any other business in which the Company is engaged (other than, in each case, to the Company) at any time during the Restricted Period. The restrictions in this Paragraph 6.a. shall not prohibit RIT from holding an interest in any publicly traded corporation or real estate investment trust in an amount less than 1% of any class of any such entity's outstanding equity securities. The restrictions of this Paragraph 6.a. are not intended to curtail the business of family trusts created by RIT, except to the extent that any such entities are operated in such a way as to violate this Paragraph 6.a.;
b.    RIT shall not solicit, induce or encourage any employee, independent contractor, consultant or advisor to the Company to terminate his, her or its employment or other relationship with the Company;
c.    RIT shall not solicit, induce or encourage any customer or vendor of the Company to terminate his, her or its relationship with the Company, to cease doing business with the Company or to refrain from giving new business or additional business to the Company.
Given the significance to the Company of RIT's responsibilities as Special Advisor, the restrictions in this Paragraph 6 shall apply in all geographical areas of the United States in which the Company owns or owned property or engaged in business during the Restricted Period.
RIT further acknowledges that these restrictions, in view of his long employment, membership on the Board of Directors, consulting, advisory and other relationships with the Company and the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, as to which the Company has no adequate remedy at law. RIT, therefore, acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any such violation, plus reasonable legal fees, costs and expenses, incurred in connection with any such action which rights shall be cumulative to and in addition to any other rights or remedies to which the Company may be entitled to the extent permissible under the laws of the Commonwealth of Pennsylvania.
7.    Confidential Information. RIT shall not, either during the Term or at any time thereafter, use for his own personal benefit, or disclose, communicate or divulge or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any confidential information regarding the business methods, plans, policies, procedures, techniques, research or development projects or results, financial results and projections, trade secrets or other confidential knowledge or confidential processes or information of or developed by the Company, any confidential information furnished to the Company by customers or clients or any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients or any other confidential information relating to or dealing with the business condition, operations or activities of the Company made known to RIT or learned or acquired by him either while in the employ of or otherwise rendering services to the Company, including the Term of this Agreement.
8.    Limitation on Authority. RIT shall have no authority during the Term to enter into binding obligations on behalf of the Company without the express written consent of the Company and shall not represent to any third party that he has such authority.
9.    Name Confusion. RIT shall not use, in any personal or business venture with which he is associated, at any time during or after the Term, the name "Toll Brothers" nor, for a period of two years following the expiration of the Term, the name "Toll", in connection with any business name, nor shall he conduct, at any time during or after the Term, any business in a manner that may cause confusion with the Company name or business. Notwithstanding the above, this paragraph will not prohibit RIT from conducting personal or business ventures using the name Robert Toll, Robert I. Toll or Toll Management.
10.    Delegation; Assignability. RIT may not assign his rights, or delegate his obligations, under this Agreement. This Agreement may be assigned by the Company to any successor in ownership of all or any part of the Company's business.
11.    Arbitration. Other than claims for equitable remedies, all claims, demands, disputes, controversies, differences or misunderstandings between the parties arising out of, or by virtue of, this Agreement shall be submitted to and determined by arbitration, which shall be conducted before the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, except as otherwise provided herein. The arbitration shall be conducted in Philadelphia, Pennsylvania, at a specific location to be agreed upon by the parties or, if no agreement can be reached, in the Philadelphia office of the AAA. Only one arbitrator, who shall be neutral, shall be appointed. The parties shall negotiate in an attempt to select a mutually agreeable arbitrator; in the event they cannot agree within 30 days of the service of the demand for arbitration, the AAA shall select an arbitrator from its panel of arbitrators. Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitrator upon a showing of substantial need by the party seeking discovery. The arbitrator’s decision shall be binding and conclusive on the parties, shall not be appealable and shall include a finding for payment of costs of the arbitration. Judgment on the arbitration award may be entered in any court having jurisdiction.
12.    Miscellaneous.
a.    Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
b.    This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
c.    The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. The paragraph headings in this document are descriptive only and shall not be deemed to be a complete summary of the contents of such paragraph.
d.    This Agreement contains the entire understanding between the parties hereto, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter hereof, other than any such prior agreements or understandings concerning the subject matter of Paragraph 6 hereof, which shall continue in accordance with their respective terms. The express terms hereof control and supersede any course of performance of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

e.    Nothing in this Agreement shall lessen, or detract from, any obligations, responsibilities or fiduciary or other duties owed by RIT to the Company or its stockholders in his role as an officer, director, affiliate or employee of the Company or any of its affiliates.
13.    Notices. Any notices, demands or other communications arising from this Agreement shall be effective if in writing given in person or sent by U.S. mail or a nationally recognized courier service, in all such cases with written acknowledgement of receipt, addressed to:

If to Company:	Toll Brothers, Inc
250 Gibraltar Road
Horsham, PA 19044
	Attention:	Douglas Yearley
Chief Executive Officer
	With a copy to:	John K. McDonald
General Counsel

If to RIT:	Robert I. Toll
250 Gibraltar Road
Horsham, PA 19044

WHEREFORE, with the intention of being legally bound, RIT and the Company hereby execute this Agreement as of the date first set forth above.

ROBERT I. TOLL	TOLL BROTHERS, INC.

/s/ Robert I. Toll	By:	/s/ John K. McDonald
Date: October 17, 2018		Name: John K. McDonald
Title: General Counsel
Date: October 17, 2018